Exhibit 99.1

May 22, 2008

Dear Fellow Shareholder,

We have enclosed important information regarding your investment in CSX.  I encourage you to review it carefully.

CSX has delivered superior stock price returns over the past one-, three- and five-year periods, significantly outperforming the S&P 500.  As you decide how to vote at the important annual meeting of shareholders scheduled for June 25, 2008, do not be fooled by the dissident’s empty rhetoric.  Your Board and management have created exceptional shareholder value – do not allow a block of dissident nominees to jeopardize CSX’s proven record of outperformance.

We urge you to vote FOR your Company’s highly regarded and accomplished Board of Directors. Please use the WHITE proxy card to vote TODAY – by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope.

Thank your for your continued support.

Sincerely,

On behalf of the CSX Corporation Board of Directors,
Michael J. Ward, Chairman, President and Chief Executive Officer

Please Vote the WHITE Proxy Card TODAY!

Instructions for voting your shares by telephone, Internet or mail are enclosed, along with your
WHITE proxy card and postage-paid return envelope.

If you’ve already signed and returned a blue proxy card, you can revoke that vote and cast a new vote by signing, dating and returning the enclosed WHITE proxy card today.

If you need assistance in voting your shares by telephone, Internet or mail, please contact Innisfree M&A Incorporated, which is assisting the company in this matter, toll-free at 877-750-9497.

Important Information
In connection with the 2008 annual meeting of shareholders, CSX Corporation (“CSX”) has filed with the SEC and mailed to shareholders a definitive Proxy Statement dated April 25, 2008.  Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.  CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s definitive Proxy Statement and its May 15, 2008 letter to shareholders filed with the SEC as definitive additional soliciting materials.